Exhibit 2.2

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

GENUTEC BUSINESS SOLUTIONS, INC.

SDI ACQUISITION CORP.

SMART DEVELOPMENT, LLC

SMART DEVELOPMENT CORP.

JOHAN HENDRIK SMIT DUYZENTKUNST

and

ION AUTOMATION SERVICES, BV

September __, 2005

4.22	Other Information	28

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF GENUTEC		28
5.1	Corporate Existence and Qualification	28
5.2	Authority, Approval and Enforceability	28
5.3	No Default or Consents	29
5.4	No Proceedings	29
5.5	Capitalization and Ownership of GenuTec	29

ARTICLE VI. COVENANTS AND AGREEMENTS OF THE PARTIES		34
6.1	GenuTec’s Access to Information and Properties; Notice of Changes	34
6.2	Company’s Conduct of Business and Operations	35
6.3	Asset and Liability Transfers	35
6.4	General Restrictions	35
6.5	Due Diligence Investigation	37
6.6	Ensure Conditions Met	37
6.7	Maintenance of Insurance Policies	37
6.8	Casualty Loss	37
6.9	Employee Matters	38
6.10	Financing	38
6.11	Use of Software Platform.	38
6.12	Minimum EBITDA	38
6.13	No Shop	38
6.14	Employment Agreement	39
6.15	Legal Opinion	39
6.16	Payment of Transaction Expenses	40
6.17	Registration Rights Agreement; Lockup	40

ARTICLE VII. CONDITIONS TO PARTIES’ OBLIGATIONS		40
7.1	Conditions to Obligations of the Company and the Stockholder	40
7.2	Conditions to Obligations of GenuTec	41

ARTICLE VIII. POST-CLOSING OBLIGATIONS		42
8.1	Further Assurances	42
8.2	Publicity	42
8.3	Post-Closing Indemnity	42
8.4	Non-Competition, Non-Solicitation and Non-Disclosure	43

ARTICLE IX. TAX MATTERS		45
9.1	Representation and Obligations Regarding Taxes	45
9.2	Indemnification for Taxes	48

ARTICLE X. MISCELLANEOUS		51
10.1	Limitation on Liability	51
10.2	Resolution of Disputes	52
10.3	Confidentiality	53

10.4	Brokers	54
10.5	Transfer of Subject Shares; Allocation of Merger Consideration	54
10.6	Notices	55
10.7	Governing Law	56
10.8	Entire Agreement; Amendments and Waivers	56
10.8	Binding Effect and Assignment	56
10.10	Remedies	56
10.11	Exhibits and Schedules	56
10.12	Multiple Counterparts	56
10.13	References and Construction	57
10.14	Survival	57
10.15	Attorneys’ Fees	57
10.16	Risk of Loss	57
10.17	Representative of the Company and the Stockholder	57

ARTICLE XI DEFINITIONS		57
11.1	Affiliate	57
11.2	Exhibits	58
11.3	Confidential Informaiton	58
11.4	Contracts	58
11.5	Damages	58
11.6	Financial Statements	58
11.7	GAAP	58
11.8	Governmental Authorities	58
11.9	Hazardous Material	58
11.10	Inventory	59
11.11	Knowledge	59
11.12	Legal Requirements	59
11.13	Permits	59
11.14	Person	59
11.15	Properties	59
11.16	Real Property	59
11.17	Regulations	59
11.18	Subsidiary	59
11.19	Trade Secrets	60
11.20	Used	60
11.21	Working Capital	60

LIST OF EXHIBITS

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated effective as of September 14, 2005, is entered into by and among SMART DEVELOPMENT CORP., a Nevada corporation (the “Company”); JOHAN HENDRIK SMIT DUYZENTKUNST, an individual (the “Stockholder”); SDI ACQUISITION CORP., a Nevada corporation (“Merger Sub”); SMART ACQUISITION, LLC, a Nevada limited liability company (“SALLC”); GENUTEC BUSINESS SOLUTIONS, INC., a Montana corporation (“GenuTec”) and ION AUTOMATION SERVICES BV (“Ion”). Certain capitalized terms used in this Agreement are defined in Article XI hereof. The Company, the Stockholder, Ion, Merger Sub, SALLC and GenuTec are hereinafter sometimes collectively referred to as the “Parties” and individually as a “Party.”

This Agreement amends and restates in its entirety the Agreement and Plan of Merger, dated July 14, 2005 among the Parties (the “Original Merger Agreement”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement and at the Effective Time of the Mergers (as defined herein), there are and there will be issued and outstanding an aggregate of 1,064.304 shares of the common stock, no par value, of the Company (the “Subject Shares”), of which 1,000 shares, or 93.95811% of the issued and outstanding Subject Shares are owned of record and beneficially by the Stockholder, and 64.304 shares, or 6.04189% of the issued and outstanding Subject Shares are owned by Ion; and

WHEREAS, GenuTec has proposed to acquire 100% of the capital stock of the Company pursuant to a transaction, whereby Merger Sub shall be merged with and into the Company (the “Merger Sub Merger”), with the Company as the surviving corporation of the Merger Sub Merger; and

WHEREAS, immediately following consummation of the Merger Sub Merger, the Company, as the surviving corporation of the Merger Sub Merger, will be merged with and into SALLC (the “Company Merger”), with SALLC as the surviving entity of the Company Merger; and

WHEREAS, the Stockholder, Ion and the Boards of Directors of each of GenuTec, Merger Sub and the Company and the board of managers of SALLC have each determined that it is desirable to effect the Merger Sub Merger and the Company Merger (collectively, the “Mergers”); and

WHEREAS, pursuant to the Mergers, and in consideration of its acquisition of the Subject Shares, GenuTec will issue to the Stockholder cash and shares of the voting common stock, $0.001 par value per share of GenuTec (“GenuTec Common Stock”) and issue to Ion solely shares of GenuTec Common Stock; and

WHEREAS, The Parties intend that the Mergers shall, when taken as a whole, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the Parties hereto agree as follows:

ARTICLE I. — THE MERGERS

1.1           The Mergers.

(a)           The Merger Sub Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and GenuTec shall cause Merger Sub to, merge with and into the Company in accordance with the applicable provisions of the Nevada Revised Statutes (“NRS”).  Upon consummation of such Merger Sub Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger Sub Merger (the “Surviving Corporation”).  The Effective Time of the Merger Sub Merger shall occur upon the filing with the Secretary of State of the State of Nevada of a Articles of Merger (the “Merger Sub Articles of Merger”) substantially in the form of Exhibit A-1 and executed in accordance with the applicable provisions of the NRS, or at such later time as may be agreed to by GenuTec and the Company and specified in the Merger Sub Articles of Merger subject to the satisfaction or waiver of each of the conditions set forth in Article V (the “Effective Time”).  The date on which the Effective Time of the Merger Sub Merger occurs is referred to as the “Effective Time.” Provided that this Agreement has not been terminated pursuant to Article VI, the Parties will cause the Merger Sub Articles of Merger referred to in this Section 1.1(a) to be filed as soon as practicable after the Closing (defined below).

(b)           The Company Merger.  Immediately following the Effective Time of the Merger Sub Merger, and subject to and upon the terms and conditions of this Agreement, the Company, as the Surviving Corporation of the Merger Sub Merger shall, and GenuTec shall cause such Surviving Corporation to, merge with and into SALLC in accordance with the applicable provisions of the NRS.  Upon consummation of such Company Merger, the separate corporate existence of the Company, as Surviving Corporation of the Merger Sub Merger, shall cease and SALLC shall continue as the surviving entity of the Company Merger (the “Surviving Entity”).  The Effective Time of the Company Merger shall occur upon the filing with the Secretary of State of the State of Nevada of a Articles of Merger (the “Company Articles of Merger”) substantially in the form of Exhibit A-2 and executed in accordance with the applicable provisions of the NRS, or at such later time as may be agreed to by GenuTec, SALLC and the Company and specified in the Company Articles of Merger subject to the satisfaction or waiver of each of the conditions set forth in Article V (the “Effective Time”).  The date on which the Effective Time of the Company Merger occurs is referred to as the “Effective Time.” Provided that this Agreement has not been terminated pursuant to Article VI, the Parties will cause the Company Articles of Merger referred to in this Section 1.1(b) to be filed as soon as practicable after the Closing and the Merger Sub Merger.

1.2           Effect of the Mergers.         The Mergers shall have the effect set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Mergers, all the properties, rights, privileges, powers and franchises of the Company, Merger Sub and SALLC shall vest in SALLC, as the Surviving Entity of the Company Merger, and all debts, liabilities and duties of the Company, Merger Sub and SALLC shall become the debts, liabilities and duties of such Surviving Entity.

1.3           Organizational Documents; Directors and Officers.  Pursuant to the Mergers:

                                (a)           The Certificate of Formation of SALLC as in effect immediately prior to the Effective Time of the Company Merger shall be the Certificate of Formation of the Surviving Entity and the Regulations and Operating Agreement of SALLC shall be the Regulations and Operating Agreement of the Surviving Entity.

                (b)           The current members of the board of directors of GenuTec and the Stockholder shall, subsequent to the Mergers, be the members of the board of members of SALLC, as Surviving Entity, until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified. The officers of GenuTec shall be the officers of the SALLC, as Surviving Entity, subsequent to the Mergers.

1.4           Further Actions.   If, at any time after the Effective Time of the Mergers, SALLC, as Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company, Merger Sub or SALLC, or otherwise to carry out the intent and purposes of this Agreement, the officers and board of members of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company, Merger Sub and SALLC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company, Merger Sub and SALLC, all such other actions and things as the board of members of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

1.5                                 Exchange of Merger Consideration for Subject Shares.

(a)           Surrender of Certificates.  At the Effective Time of the Mergers, the Stockholder and Ion shall surrender all of their respective Subject Shares of the Company to GenuTec, accompanied by stock powers duly executed in blank and otherwise in form acceptable to GenuTec for transfer on the books of the Company.  Upon such surrender of the Subject Shares pursuant to this Agreement, the Stockholder shall receive in exchange therefore, the Merger Consideration, consisting of: (i) the $6,982,500 Cash Payment referred to in Section 2.1 below, and (ii) certificates representing 3,069,375 shares of the “Merger Stock” (defined below), and Ion shall receive certificates representing 421,875 shares of the Merger Stock.  The Subject Shares shall be delivered by the Stockholder and Ion, respectively, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances, other restrictions or limitations, or rights of any third persons whatsoever (collectively, “Liens”).

                (b)           Full Satisfaction of Rights.  The Cash Payment and the Merger Stock for which the Subject Shares shall have been exchanged pursuant to this Article I shall, when issued, be deemed to have been issued in full satisfaction of all rights pertaining to the Subject Shares.

(c)           Closing of Transfer Books.  On the Effective Time, the stock transfer book of the Company shall be deemed to be closed and no transfer of Subject Shares shall thereafter be recorded thereon.

1.6           Restrictions on Resale.  The Merger Stock will not be registered under the Federal Securities Act of 1933 (“Securities Act”), or the securities laws of any state, and may not be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) GenuTec receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for GenuTec, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the number of shares of Merger Stock shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR GENUTEC BUSINESS SOLUTIONS, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR GENUTEC BUSINESS SOLUTIONS, INC.  THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

ARTICLE II. MERGER CONSIDERATION

2.1           The Merger Consideration.  On the Closing Date (defined below) and at the Effective Time of the Mergers, against delivery to GenuTec of one or more stock certificates evidencing the Subject Shares, as aforesaid, GenuTec shall pay the respective amounts of the total consideration, as described herein, to the Stockholder and to Ion (the “Merger Consideration”) in the aggregate amount of Thirteen Million Nine Hundred Sixty Five Thousand Dollars ($13,965,000).   The Merger Consideration shall be payable in full on the Closing Date, as follows:

(a)           Cash Payment.        Six Million Nine Hundred Eighty Two Thousand Five Hundred Dollars ($6,982,500) of the Merger Consideration shall be paid to the Stockholder by wire transfer of readily available funds to an account specified by Stockholder in writing prior to Closing (the “Cash Payment”).

(b)           Merger Stock.  Six Million Nine Hundred Eighty Two Thousand Five Hundred Dollars ($6,982,500) of the Merger Consideration shall be paid to the Stockholder and Ion by delivery (i) to the Stockholder of Three Million Sixty Nine Thousand Three Hundred and Seventy Five (3,069,375) shares of GenuTec Common Stock, and (ii) to Ion of Four Hundred Twenty One Thousand Eight Hundred and Seventy Five (421,875) shares of GenuTec Common Stock (collectively, the “Merger Stock”).  GenuTec shall guaranty to the Stockholder and Ion, in the manner provided below in Section 2.2 of this Agreement, that the total value of the Merger Stock to be delivered to Stockholder and Ion shall have a fair market value of not less than Six Million Nine Hundred Eighty Two Thousand Five Hundred Dollars ($6,982,500) as at the “Share Valuation Date” (as defined), and the number of shares of Merger Stock shall be subject to post-closing adjustment, as provided below.

2.2           Adjustments to Merger Stock.

(a)           Definitions.           As used in this Agreement, the following capitalized terms shall be defined as follows:

(i)            “1934 Act Registration” shall mean (A) the registration of GenuTec as a reporting company under Section 12(b) or 12(g) of Securities Exchange Act of 1934, as amended (the “1934 Act”), pursuant to an effective Form 10SB registration statement under the 1934 Act, and (B) the approval of the listing of shares of GenuTec Common Stock on a National Securities Exchange.

(ii)           “IPO” shall mean an initial public offering of Common Stock of GenuTec to be traded on either The New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Exchange pursuant to a registration statement filed under the Federal Securities Act of 1933, as amended (the “1933 Act”), and declared effective by the Securities and Exchange Commission.

(iii)          “National Securities Exchange” shall mean any one of The New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Exchange or the National Association of Securities Dealers Over-the-Counter Bulletin Board (the “NASD OTC-BB®”).

(iv)          “Public Liquidity Event” shall mean either (i) an IPO, or (ii) a 1934 Act Registration, whereby GenuTec shall become a registered reporting company under the 1934 Act and have its shares of Common Stock approved for listing on a National Securities Exchange.

(v)           Share Valuation Date” shall mean that date which shall be twelve (12) months from the later to occur of (x) the date that GenuTec shall consummate an IPO, or (y) the date that GenuTec shall effect a 1934 Act Registration and become a reporting company registered under the 1934 Act.

(vi)          “VWAP” shall mean volume weighted average price of a share of GenuTec Common Stock, as traded on a National Securities Exchange, for the twenty (20) consecutive trading days immediately prior to the Share Valuation Date.

                                (b)           Increase to Number of Shares of Merger Stock.             In the event that, as at the Share Valuation Date, the VWAP shall be less than the $2.00 per share, then and in such event: (i) the aggregate number of shares of Merger Stock to which the Stockholder shall be entitled to receive under this Agreement shall be increased to that number of shares of GenuTec Common Stock as shall equal to the result determined by dividing (A) Six Million One Hundred and Thirty Eight Thousand Seven Hundred and Fifty Dollars ($6,138,750) by (B) such VWAP; and (ii) the aggregate number of shares of Merger Stock to which Ion shall be entitled to receive under this Agreement shall be increased to that number of shares of GenuTec Common Stock as shall equal to the result determined by dividing (A) Eight Hundred Forty Three Thousand Seven Hundred and Fifty Dollars ($843,750) by (B) such VWAP.  The total number of additional shares of Merger Stock to be issued: (x) to the Stockholder shall be equal to the result of the calculation set forth in clause (i) above, less the 3,069,375 shares of Merger Stock issued to Stockholder at the Effective Time of the Mergers, and (y) to Ion shall be equal to the result of the calculation set forth in clause (ii) above, less the 421,875 shares of Merger Stock issued at the Effective Time of the Mergers (collectively the “Additional Merger Stock”).

By way of example of the application of the provisions of this Section 2.2(b), if the VWAP of a share of GenuTec Common Stock, as traded on a National Securities Exchange, for the twenty (20) consecutive trading days immediately prior to the Share Valuation Date shall be $0.75 per share, then and in such event the aggregate number of shares of Merger Stock payable under this Agreement shall be 9,310,000 shares of GenuTec Common Stock (the 3,069,375 shares of Merger Stock issued to Stockholder and 421,875 shares of Merger Stock issued to Ion on the Closing Date plus a total of 5,818,750 shares of Additional Merger Stock, of which 5,115,625 shares shall be issued to the Stockholder and 703,125 shares to Ion) for an equity consideration of GenuTec common stock equal to a value of $6,982,500.  In addition, in lieu of any portion of the Additional Merger Stock issued in excess of the 3,069,375 shares of the original Merger Stock issued to Stockholder or the 421,875 shares of the original Merger Stock issued to Ion, GenuTec may (subject at all times to the provisions of Section 2.2(d) below) reduce the aggregate number of shares of Additional Merger Stock required to be delivered to Stockholder or Ion hereunder by paying to the Stockholder or Ion, cash for each share of the Additional Merger Stock at a value equal to the VWAP of the GenuTec Common Stock as traded on a National Securities Exchange for the twenty (20) consecutive trading days immediately prior to the Share Valuation Date, such that Stockholder and Ion combined will receive consideration consisting of the Merger Stock and cash in lieu of all or any Additional Merger Stock equal to a total value $6,982,500.  In such event, under the foregoing example and assuming GenuTec elected to make cash payments in lieu of all shares of Additional Merger Stock, GenuTec would issue to the Stockholder 3,069,375 shares of Merger Stock (having a value at $0.75 per share of $2,302,031.20) and Ion 421,875 of Merger Stock (having a value at $0.75 per share of $316,406.25) and pay to the Stockholder the sum of $3,836,718.80 in cash and to Ion the sum of $527,343.75 in cash.

(c)           Delivery of Additional Merger Stock   Stock certificates evidencing the number of shares of Additional Merger Stock shall be issued and delivered to the Stockholder or his designees on a date that shall be not later than thirty (30) days following the Share Valuation Date.

(d)           Payment of Cash in lieu of Additional Merger Stock.  GenuTec expects to discharge its obligations pursuant to this Section 2.2 by issuing the appropriate number of shares of Additional Merger Stock to the Stockholder.  Notwithstanding the foregoing, in the event that the VWAP of a share of GenuTec Common Stock, as traded on a National Securities Exchange, for the twenty (20) consecutive trading days immediately prior to the Share Valuation Date shall be less than $1.00 per share GenuTec shall have the option (but not the obligation) to pay to the Stockholder and Ion cash in lieu of any or all shares of Additional Merger Stock owed to Stockholder and Ion in excess of the 3,069,375 shares and 421,875 shares, respectively owed to Stockholder and Ion,  that is required to be delivered pursuant to Section 2.2(b) provided that Stockholder and Ion will receive consideration consisting of the Merger Stock and cash equal to a total value of at least $6,982,500.  However, any such cash payment shall be subject to GenuTec having adequate working capital (after giving effect to any such payment) and shall be further subject to the prior written consent of any senior lender and (if applicable) other holder of debt securities of GenuTec.  In the event GenuTec does not have adequate working capital to effect such payment and/or does not receive the prior written consent of its senior lender(s) or other holders of debt securities of GenuTec, then GenuTec shall be obligated to issue the Additional Merger Stock to the Stockholder and Ion as described in Section 2.2(b) such that Stockholder and Ion are able to effectively receive Merger Stock and Additional Merger Stock with a total combined value equal to $6,982,500.

                                (e)           Consummation of Public Liquidity Event.  GenuTec does hereby covenant, acknowledge and agree that a material inducement to the Stockholder and Ion to enter into this Agreement and consummate the transactions contemplated hereby is the consummation by GenuTec of a Public Liquidity Event.  The Parties hereto do further acknowledge and agree that GenuTec would be violating the United States securities laws if it failed to consummate such Public Liquidity Event, unless the board of directors of GenuTec elected to engage in a “going private” transaction in compliance with the requirements of Section 13e-3 under the Securities Exchange Act of 1934, as amended.  Accordingly, GenuTec does hereby covenant and agree to use its best efforts to complete the audit of the Audited Financial Statements of the Company contemplated by Section 4.8 below and undertake to consummate a Public Liquidity Event by filing with the SEC, a Form 10SB registration statement as soon as is reasonably practicable following the Closing Date, and thereafter using its best efforts to cause the same to be declared effective by the SEC.   In addition, GenuTec does further represent, warrant, covenant and agree that the board of directors of GenuTec shall not delay, modify or change its resolution to consummate a Public Liquidity Event or take any action or inaction that would delay or prevent consummation of such Public Liquidity Event, without in each instance the prior written consent and approval of the Stockholder.  GenuTec does further acknowledge, covenant and agree that the Stockholder would have no adequate remedy at law should GenuTec breach any of its covenants and agreements contained in this Section 2.2(e).  Accordingly, GenuTec agrees that, in addition to any remedy available to him at law, the Stockholder shall have an absolute right to apply to and receive from any court of competent jurisdiction such injunctive or other equitable relief (including specific performance) as may be available to effect compliance with the provisions of this Section 2.2(e).

(f)              Mandatory Redemption.  In the event that, following the Effective Time of the Mergers and prior to a date that shall be twelve (12) months following the Effective Time of the Mergers, GenuTec shall fail, for any reason, to consummate a Public Liquidity Event, then upon written notice by the Stockholder or Ion, GenuTec shall be obligated, on a date that shall be not later than twenty-four (24) months after the Effective Time of the Mergers (the “Mandatory Redemption Date”), to redeem and repurchase for cash (the “Mandatory Redemption Obligation”), all of Stockholder’s 3,069,375 shares and Ion’ 421,875 shares of Merger Stock then owned, at a redemption price of $2.00 per share (the “Mandatory Redemption Price”).

(g)             Termination of Consulting Agreement.  In the event that GenuTec shall fail or refuse to pay and perform its Mandatory Redemption Obligation to Stockholder on the Mandatory Redemption Date in accordance with Section 2.2(f) or shall fail to deliver to Stockholder any Additional Merger Stock as described in Section 2.2(b), in addition to any other remedy at law then available to him, the Stockholder (i) shall have the right to terminate his covenant not to compete set forth in Section 8.4 hereof and all other provision of such Section 8.4, (ii) the right to terminate the Consulting Agreement (described in Section 3.2(f) below) and (iii) shall receive from SALLC and/or GenuTec and/or SALLC’s or GenuTec’s Affiliates a paid up, royalty free, irrevocable, perpetual, worldwide license to use, produce, copy, modify or exploit all Software and Proprietary Software (as such terms are defined in Section 4.19(a)) (collectively the “Software Programs”) currently used by the Company and/or after the Closing to be used by SALLC or GenuTec in any manner and for any purpose whatsoever, including the right of sale or sublicensing such Software Programs.  The Parties agree that the Stockholder may retain in his possession after the Closing Date copies of the source code to any of the Software Programs, and in the event and to the extent that the Stockholder does not already have a copy of any of such source codes, GenuTec and/or SALLC shall deliver such source codes to Stockholder within thirty (30) days of the Closing Date.  GenuTec and/or SALLC further agree to deliver to the Stockholder copies of any and all subsequent modifications and updates to the source codes for the Software Programs made after the Closing Date within thirty (30) days of such modification or update.

(h)             Additional GenuTec Commitments.  In addition to its covenants and agreements set forth above in this Section 2.2, GenuTec hereby further covenants and agrees to undertake to cause to be consummated at least one of the following events on or before the expiration of twenty-four (24) months from the Effective Time of the Mergers (each a “GenuTec Commitment” and collectively, the “GenuTec Commitments”):

(i)        the completion of an IPO providing GenuTec with gross proceeds of at least $7.5 million at an initial per share offering price of not less than $3.00 per share; or

(ii)        the listing of GenuTec Common Stock for trading on either the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Exchange, at a time when either (A) the Merger Stock and any Additional Merger Stock has been registered for resale under the 1933 Act, or (B) an applicable exemption from such registration requirements is otherwise available; or

(iii)          the “active trading” of GenuTec Common Stock at a VWAP of $3.00 per share or more on any National Securities Exchange for thirty (30) days or more

(the “Measuring Period”), at a time when either (A) the Merger Stock and any Additional Merger Stock has been registered for resale under the 1933 Act, or (B) an applicable exemption from such registration requirements is otherwise available.  As used herein, the term “actively trading” means the trading of an average of not less than 10,000 shares of GenuTec Common Stock per day during the Measuring Period; or

(iv)          the tendering to the Stockholder of a bona fide written offer (the “Purchase Offer”) at any time after one (1) year from the Effective Date of the Mergers, by GenuTec or a financially capable third party to purchase, at a price of not less than $2.00 per share, a sufficient number of shares of Merger Stock and Additional Merger Stock issued to the Stockholder under this Agreement, so that the proceeds of such purchase (if accepted by the Stockholder), when coupled with any net cash proceeds previously received by the Stockholder from any one or more prior sales of his Merger Stock and/or Additional Merger Stock, shall provide the Stockholder with aggregate total proceeds equal to $6,138,750; provided, however, that (A) the Stockholder shall be under no obligation to accept any Purchase Offer, and (B) if the Purchase Offer shall be made by GenuTec, the GenuTec Commitments under this Section 2.2(g) shall not be deemed to be satisfied, unless GenuTec shall have simultaneously placed in escrow the cash proceeds of such Purchase Offer.

                                (i)            Pledge of Shares. As collateral to secure the performance by GenuTec of its obligations under Section 2.2(f) and Section 2.2(h) of this Agreement, as at the Effective Date of the Mergers, certain of the existing stockholders of GenuTec shall have pledged to the Stockholder their shares of GenuTec Common Stock pursuant to the terms of the Pledge Agreement annexed as Exhibit B hereto (the “Pledge Agreement”).

ARTICLE III. CLOSING

3.1           Closing.  The consummation of the Mergers, payment of the Merger Consideration and the other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (local time) on a date to be specified by GenuTec, which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI of this Agreement (the “Closing Date”), at the offices of Clark & Trevithick, 800 Wilshire Boulevard, Los Angeles, California 90017, counsel to the Stockholder and the Company (or, at GenuTec’s request, the offices of counsel to any lender providing financing in connection with the Mergers), unless another date, time or place is agreed to in writing by the Parties hereto.  In no event, however, shall the Closing Date occur after September 30, 2005, unless otherwise mutually agreed upon by the Stockholder and GenuTec.

3.2           Deliveries by Stockholder.  At or prior to the Closing, the Stockholder shall deliver to GenuTec:

(a)           certificates representing (i) all of the Stockholder’s shares in the Company, representing 93.95811% of the issued and outstanding shares of the Company’s Stock, and (ii) all of Ion’s shares in the Company representing 6.04189% of the issued and outstanding shares of the

Company’s Stock, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached;

(b)           the stock book, stock ledger, minute books and corporate seal of the Company;

(c)           evidence that effective as at the Effective Time of the Mergers: (i) all of the assets and properties of SBN Peripherals, Inc., a California corporation (“SBN”), and an Affiliate of the Company, relating to the voice messaging business of SBN (including all Software (as defined below), the name “SBN” and the domain name “SBN Tele.com”), has been transferred to the Company, and the Company has assumed certain specified ordinary course of business liabilities relating to such voice messaging business; and (ii) all of real estate and other assets of the Company that are not related to the voice messaging business of the Company has been transferred to SBN or any other entity owned by the Stockholder or members of his family (other than the Company), and SBN or other Person or entity (other than the Company) has assumed all of ordinary course of business liabilities relating to such non-voice messaging assets (collectively, the “Asset and Liability Transfers”).  Annexed hereto as Exhibit C is a schedule of all assets and liabilities to be transferred to the Company and all assets and liabilities to be transferred from the Company to SBN or other Affiliate of the Stockholder in connection with such Asset and Liability Transfers;

(d)           a certificate executed by the Stockholder to the effect that the conditions set forth in Sections 6.1(b) have been satisfied;

(e)           possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Stockholder or any Affiliate of the Stockholder pertaining to the Company (collectively, the “Records”); provided, however, that the Stockholder may retain (i) copies of any tax returns and copies of Records relating thereto; (ii) copies of any Records that the Stockholder is reasonably likely to need for complying with requirements of law; and (iii) copies of any Records that in the reasonable opinion of the Stockholder will be required in connection with the performance of its obligations under Article VIII hereof;

(f)            a three year Consulting Agreement between SALLC and SBN, pursuant to which SALLC shall engage the services of SBN and the Stockholder as Chief Executive Officer of SBN, for an annual fee of $100,000, all pursuant to the Consulting Agreement in the form of Exhibit D annexed hereto, duly executed by SBN;

(g)           a Registration Rights Agreement, in the form of Exhibit E annexed hereto, duly executed by the Stockholder; and

(h)           evidence satisfactory to GenuTec that GenuTec’s designees shall be the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 5.18.

3.3           Deliveries by GenuTec.  At or prior to the Closing, GenuTec shall deliver:

(a)           to the Stockholder, the amount of the Cash Payment portion of the Merger Consideration required to be paid at Closing to the Stockholder pursuant to Section 2.1(a) hereof;

(b)           to the Stockholder, 3,069,375 shares of the Merger Stock, representing the applicable Merger Stock portion of the Merger Consideration required to be paid at Closing to the Stockholder pursuant to Section 2.1(b) hereof;

(c)           to Ion, 421,875 shares of Merger Stock, representing the applicable Merger Consideration required to be paid at Closing to the Stockholder pursuant to Section 2.1(b) hereof;

(d)           evidence of the filing of the Certificates of Merger with the Secretary of State of the State of Nevada;

(e)           the Pledge Agreement, in the form of Exhibit B annexed hereto, and to the Collateral Agent under the Pledge Agreement, stock certificates and warrants of GenuTec duly endorsed in blank for transfer representing the Pledged Securities thereunder;

(f)            the Consulting Agreement and the Registration Rights Agreement, in the form of Exhibit D and Exhibit E annexed hereto, duly executed by SALLC and GenuTec, respectively; and

(g)           to the Stockholder, a certificate executed by an authorized officer of GenuTec, on behalf of GenuTec, to the effect that:

(i)            the conditions set forth in Section 6.1(c) have been satisfied;

(ii)                                  Genutec’s Board of Directors have adopted the resolutions set forth on an exhibit to such certificate and that such resolutions have not been rescinded, amended or modified as of the Closing Date and that such restrictions remain in full force and effect as of the Closing Date;

(iii)                               GenuTec has performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by GenuTec on or prior to the Closing Date;

(iv)                              the provisions of such certificate are in full force and effect as of the Closing Date and have not been amended, modified or superceded as of the Closing Date.

3.4           Termination in Absence of Closing.

(a)           Subject to the provisions of Section 4.4(b), if the Closing has not occurred by the close of business on September 30, 2005, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party unless the reason for Closing having not occurred is (i) such Party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such Party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 4.1, the failure of such Party to perform its obligations under this Article II on such date; provided, however, that the provisions of Section 9.2 shall survive any such termination; and provided further, however, that any termination pursuant to this Section 4.4 shall not relieve any Party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such Party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such Party’s obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 4.1, the failure of such Party to perform its obligations under this Article II on such date.

(b)           Notwithstanding the approval of the Board of Directors of GenuTec, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by GenuTec if:

(i)            any representation or warranty made herein for the benefit of GenuTec, or any certificate, schedule or document furnished to GenuTec pursuant to this Agreement is untrue in any material respect; or

(ii)           The Stockholder or the Company shall have defaulted in any material respect in the performance of any material obligation under this Agreement on their part to be performed.

(c)           Notwithstanding the approval of the Stockholder and the Board of Directors of the Company, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Company if:

(i)            any representation or warranty made herein by GenuTec for the benefit of the Stockholder and the Company, or any certificate, schedule or document furnished to the Stockholder and the Company by GenuTec pursuant to this Agreement is untrue in any material respect; or

(ii)           GenuTec shall have defaulted in any material respect in the performance of any material obligation under this Agreement on their part to be performed.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE STOCKHOLDER

The Company, the Stockholder and Ion (solely with respect to Section 4.2 and will not be jointly and severally liable with Stockholder or Company for such Section 4.2) do hereby jointly and severally represent and warrant to GenuTec that:

4.1           Corporate Existence and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted.

4.2           Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by the Stockholder, the Company and Ion, and each of the Stockholder and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Exhibits executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Exhibits, and to perform its obligations hereunder and under the Exhibits.  This Agreement and each Exhibit to which any of the Company or the Stockholder is a Party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.  GenuTec, the Company and Stockholder acknowledge and agree that Ion will not be held jointly and severally liable by GenuTec for any breach of this Section 4.2 by the Company or Stockholder and that Ion’s liability, if any, for a breach of his representations and warranties under this Section 4.2 shall not exceed and shall be limited to the amount of $421,875.

4.3           Capitalization and Corporate Records.

(a)           The Company’s authorized capital stock consists solely of 25,000 shares of common stock, par value without per share (the “Stock”).  An aggregate of only 1,064.304 shares of the Stock are issued and outstanding, and represent the Subject Shares being purchased by GenuTec pursuant to this Agreement.  An aggregate of 1,000 Subject Shares are owned of record and beneficially by the Stockholder and represent 93.95811% of the outstanding Stock as at the Closing Date, and an aggregate of 64.304 Subject Shares are owned of record and beneficially by Ion and represent 6.04189% of the outstanding Stock as at the Closing Date. Except for the Stock, there are no shares of capital stock or other equity securities of the Company authorized, issued or outstanding.  All of issued and outstanding shares of the Company’s Stock are owned of record by Stockholder, free and clear of any and all Liens, and no shares of Stock are held in the Company’s treasury.  All of the outstanding shares of Stock of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any: (i) preemptive or other rights of any Person to acquire securities of the Company, or (ii) applicable provisions of the Employment Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder (collectively, “ERISA”), or (iii) applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”).  There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of Stock or other securities of the Company.  Upon delivery to GenuTec at the Closing of certificates representing the Subject Shares, accompanied by stock powers duly endorsed in blank, good and valid title to the Subject Shares will pass to GenuTec, free and clear of all Liens of any kind, other than those arising from acts of GenuTec.

(b)           The copies of the Articles of Incorporation and Bylaws of the Company provided to GenuTec are true, accurate, and complete and reflect all amendments made through the date of this Agreement.  The Company’s stock and minute books made available to GenuTec for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since January 1, 2001.  All corporate actions taken by the Company have been duly authorized or ratified.  All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company’s transactions, properties, assets and liabilities.

(c)           The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity.

4.4           No Defaults or Consents.  Except as otherwise set forth in Schedule 4.4 hereto, the execution and delivery of this Agreement and the Exhibits by Stockholder and the Company and the performance by Stockholder and the Company of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Stockholder and/or the Company is a Party, or by which the properties or assets of the Stockholder or the Company is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the Parties to consummate the transactions contemplated hereby.

4.5           No Company Defaults or Consents.  Except as otherwise set forth in Schedule 4.5 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(i)            violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Company;

(ii)           violate any Legal Requirements applicable to the Company;

(iii)          violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other Party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

(iv)          result in the creation of any Lien, charge or other encumbrance on any Properties of the Company; or

(v)           require either of the Stockholder or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third Party or any Governmental Authority.

4.6           No Proceedings.  No suit, action or other proceeding is pending or, to the Knowledge of the Company or the Stockholder, threatened before any Governmental Authority seeking to restrain the Company or the Stockholder or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

4.7           Employee Benefit Matters.

(a)           Schedule 4.7(a) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company, which has been so sponsored, maintained or contributed to at any time during the Company’s existence or with respect to which the Company has or may have any actual or contingent liability:

(i)            every “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA (each, a “Plan”); and,

(ii)           each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.7(a)(i) (“Benefit Program or Agreement”).

(b)           True, correct and complete copies of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to GenuTec.  There has also been furnished to GenuTec, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description.  True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to GenuTec.

(c)           Except as otherwise set forth in Schedule 4.7(c):

(i)            Neither the Stockholder nor the Company contributes to or has an obligation to contribute to, and neither the Stockholder nor the Company has at any time contributed to or had an obligation to contribute to, and do not have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA

(“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

(ii)           Each of the Stockholder and the Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the ESOP and all other Plans and Benefit Programs and Agreements to which it is a Party or otherwise bound, and to the Knowledge of the Stockholder and the Company, there have been no defaults or violations by any other Party to ESOP and any other Plans or Benefit Programs or Agreements;

(iii)          All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(iv)          Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

(v)           There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Stockholder and the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(vi)          All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

(vii)         As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation (“PBGC”) have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a “plan termination basis” based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

(viii)        No Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “Party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject such Plan, the Stockholder or any officer, director or employee thereof to a tax or penalty on prohibited transactions or Party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix)           To the Knowledge of the Stockholder and the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

(x)            Any trust funding a Plan, which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

(xi)           The Company does not have any obligation to provide health benefits or death benefits to former employees, except as specifically required by law;

(xii)          Neither the execution and delivery of this Agreement by the Stockholder or the Company, nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(xiii)         Neither the Stockholder nor the Company has incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

(xiv)        Since January 1, 2001, there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company and its employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

(d)           Except as set forth in Schedule 4.7(d), the Company is not a Party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(e)           Schedule 4.7(e) sets forth by number, employment classification, and approximate number of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

(f)            Neither the Company nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

(g)           There has been no violation of any provision of ERISA or the Code in connection with the establishment, operation and administration of a trust fund applicable to a Plan.

4.8           Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a)           On or before the Effective Time of the Mergers, the Company shall have delivered to GenuTec true and complete copies of (i) the unaudited statements of income, balance sheet and statements of cash flows of the Company and its business as of and for the years ended October 31, 2003, October 31, 2004 and the eight months ended June 30, 2005 (as adjusted to give effect to the Asset and Liability Transfers); and (ii) the unaudited statements of income, balance sheets and statements of cash flows of SBN as of and for the years ended March 31, 2004, March 31, 2005 and the three months ended June 30, 2005 (as adjusted to give effect to the Asset and Liability Transfers) (collectively, the “Unaudited Financial Statements”).

(b)           All of such Unaudited Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon.  To the best knowledge of the Stockholder and the Company, the Unaudited Financial Statements are capable of being audited following the Effective Time of the Merger, without qualification, by Stonefield Josephson & Company, or other independent accountants engaged by GenuTec.  Such Unaudited Financial Statements, once audited by such accountants (the “Audited Financial Statements”) shall not differ in any material respects from the assets, liabilities, stockholder’s equity, revenues and profits, as set forth on the Unaudited Financial Statements.

(c)           Except for (i) the liabilities reflected on the Company’s unaudited balance sheet as of June 30, 2005 that gives pro-forma effect to (x) the Asset and Liability Transfers and (y) the elimination of all Assets and Liabilities of the Company, other than a minimum of $221,775 cash on hand and equipment with a basis of approximately $204,000 (the “June 30, 2005 Balance Sheet”) attached as Schedule 4.8(c), (ii) trade payables and accrued expenses incurred since July 1, 2005 in the ordinary course of business, none of which are material, (iii) executory contract obligations under (x) Contracts listed on Schedule 4.13, and/or (y) Contracts not required to be listed on Schedule 4.13, and (iv) the liabilities set forth in Schedule 4.8(c) attached hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet.

(d)           Except as otherwise set forth in Schedule 4.8(d), the accounts receivable reflected on the June 30, 2005 Balance Sheet and all of the Company’s accounts receivable arising since June 30, 2005 (the “Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full.  Except as set forth in Schedule 4.8(d), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the June 30, 2005 Balance Sheet, no defense or set-off to any such account has been asserted by the account obligor or exists.

(e)           Except as otherwise set forth in Schedule 4.8(e), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the June 30, 2005 balance sheet.  Except as otherwise set forth in Schedule 4.8(e), the Company’s Inventory is valued on the Company’s books of account (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down.

(f)            Except as provided under the provisions of the agreements described in Schedule 4.8(f), the Company has and will have as of the Closing Date legal and beneficial ownership of its Intellectual Properties and other assets, free and clear of any and all Liens.

4.9           Absence of Certain Changes.

(a)           Except as otherwise set forth in Schedule 4.9(a) attached hereto, since the Balance Sheet Date, there has not been:

(i)            any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

(ii)           any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

(iii)          any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)           Except as otherwise set forth in Schedule 4.9(b) attached hereto, since the Balance Sheet Date, the Company has not done any of the following:

(i)            merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)           purchased any securities of any Person;

(iii)          created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)          made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v)           entered into, amended or terminated any material agreement;

(vi)          sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 4.13;

(vii)         settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)        incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $5,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 4.13);

(ix)           maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

(x)            adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi)           suffered any extraordinary losses or waived any rights of material value;

(xii)          made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

(xiii)         (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv)        engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv)         declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi)        amended its charter or bylaws;

(xvii)       issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xviii)      committed to do any of the foregoing.

4.10         Compliance with Laws.  Except as otherwise set forth in Schedule 4.10, the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company.  Except as otherwise set forth in Schedule 4.10, the Company (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and (ii) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company.  Without limiting the generality of the foregoing, the Company has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products or services on the Internet, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

4.11         Litigation.  Except as otherwise set forth in Schedule 4.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company or the Stockholder, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding.  Schedule 4.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 2002.

4.12         Real Property.

(a)           Schedule 4.12(a) sets forth a list of (i) all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address and legal description of each property covered thereby (the “Owned Premises”), and (ii) all Owned Premises being transferred out of the Company in connection with the Asset and Liability Transfers.

(b)           Schedule 4.12(b) sets forth a list of all leases, licenses or similar agreements relating to the Company’s ongoing use or occupancy following the Effective Time of the Mergers of real estate owned by a third Party (“Leases”), true and correct copies of which have previously been furnished to GenuTec, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”).  The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no Party thereto is in default or breach under any such Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases.  Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

(c)           With respect to each Owned Premises and Leased Premises, as applicable, that are being retained by the Company in connection with its ongoing operation of its voice messaging business:  (i) the Company has good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Company’s use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Company and the Stockholder, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to GenuTec in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company and the Stockholder, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or  (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

4.13         Commitments.

(a)           Except as otherwise set forth in Schedule 4.13, the Company is not a Party to or bound by any of the following, whether written or oral:

(i)            any Contract that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)           any Contract or commitment for capital expenditures by the Company in excess of $25,000 per calendar quarter in the aggregate;

(iii)          any lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)          any agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)           any partnership, joint venture or similar agreement or strategic alliance;

(vi)          any Contract with the Stockholder or any other Affiliate of the Company relating to the provision of goods or services by or to the Company;

(vii)         any agreement for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than $25,000;

(viii)        any agreement that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(ix)           any preferential purchase right, right of first refusal, or similar agreement; or

(x)            any other Contract that is material to the business of the Company.

(b)           All of the Contracts listed or required to be listed in Schedule 4.13 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 4.13.  Neither the Company nor, to the Knowledge of the Company and the Stockholder, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 4.13.  Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 4.13.

(c)           Except as otherwise set forth in Schedule 4.13, the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

4.14         Insurance.  Schedule 4.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 4.14.  Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts.  None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 4.14 will not be available in the future on substantially the same terms as currently in effect.  The Company has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company and the Stockholder, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.  During the prior three years, all notices required to have been given by the Company or the Stockholder to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

4.15         Intellectual Property.  Set forth on Schedule 4.15 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands, copyrights (whether or not registered and, if applicable, including pending applications for registration), software, programs, formulae, URL names and other know-how or trade secrets that are owned, Used, licensed or controlled by the Company and SBN and all goodwill associated therewith.  The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, URL names, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Properties (“Intellectual Property”) including, but not limited to, the Intellectual Property listed on Schedule 4.15.  Except as set forth on Schedule 4.15, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intellectual Property of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intellectual Property; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intellectual Property or interests therein and, to the Knowledge of the Company and the Stockholder, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property, and neither the use of the Intellectual Property nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intellectual Property are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to any person other than GenuTec pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intellectual Property has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 4.15 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company and the Stockholder, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property; (x) to the extent any of the Intellectual Property constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (xi) all of the Company’s current Intellectual Property will remain in full force and effect following the Closing without alteration or impairment.  To the extent that any of the Intellectual Property is owned or Used by the Stockholder, SBN or any other third Person, firm or corporation, on or prior to the Closing Date, the Stockholder, SBN and such other Persons(s) shall assign all of their rights in the Intellectual Property to the Company, without obligating GenuTec or the Company to any further payments or royalties.

4.16         Equipment and Other Tangible Property.  Except as otherwise set forth on Schedule 4.16, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the “Tangible Company Properties”), other than Inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices and normal industry standards.  To the Knowledge of the Company and the Stockholder, the Tangible Company Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.

4.17         Permits; Environmental Matters.

(a)           Except as otherwise set forth in Schedule 4.17(a), the Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 4.17(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company and the Stockholder, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company and the Stockholder, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 4.17(a) (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b)           Except as set forth on Schedule 4.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company and the Stockholder, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company.  Neither the Company nor, to the Knowledge of the Company and the Stockholder, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company or GenuTec.  Except as set forth on Schedule 4.17(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c)           Except as set forth on Schedule 4.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the Knowledge of the Company and the Stockholder, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company and the Stockholder, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

(d)           Except as set forth on Schedule 4.17(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

4.18         Banks.  Schedule 4.18 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs.  Except as otherwise set forth in Schedule 4.18, no such proxies, powers of attorney or other like instruments are irrevocable.

4.19         Software.

(a)           Schedule 4.19 hereto lists the operating systems and applications computer software programs and databases used by the Company that are material to the conduct of their business as now conducted and as presently contemplated to be conducted, other than “off-the-shelf” software and the like licensed by the Company or any of its Subsidiaries as licensee (collectively, the “Software”), and separately identifies that portion of the Software that was developed by or under contract with the Company (the “Proprietary Software”). The Company: (i) holds valid licenses to use, reproduce, modify, distribute and sublicense all copies of the Software, other than the Proprietary Software, and (ii) either owns, or has a perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense the Proprietary Software, and, except as listed on Schedule 4.19, the Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof.  To the knowledge of the Company and the Stockholder, none of the Software used by the Company, nor any use thereof, conflicts with, infringes upon or violates any Intellectual Property or other proprietary rights of any other Person and, to the knowledge of the Company and the Stockholder, no claim, suit, action or other proceeding with respect to any such infringement or violation is threatened or pending.

(b)           The Company possesses or has access to the original and all copies of all documentation and all source code or password protected code, as applicable, for all the Proprietary Software owned by it.  Upon consummation of the transactions contemplated by this

Agreement, the Company will continue to own all the Proprietary Software owned by them, free and clear of all claims, liens, encumbrances, obligations and liabilities other than Permitted Liens and, with respect to all agreements for the lease or license of Proprietary Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company to continue to use and operate such Proprietary Software after the Closing Date, the Company will have obtained such consents or taken such other actions so required.  To the extent that any Propriety Software is owned by the Stockholder, SBN, ION Automation Services BV or any other Affiliate of the Stockholder, it will be legally and validly assigned to the Company (without any royalty or other ongoing payment obligation) on the Closing Date.

(c)           Any material programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by employees of or consultants to the Company were made in the regular course of such Persons’ employment or service relationships with the Company using the Company’s facilities and resources and, as such, constitute works made for hire.  Each such employee or consultant who has created Works or any employee or consultant who in the regular course of his employment or duties may create Works and all consultants have signed an assignment or similar agreement with the Company confirming the Company’s ownership or, in the alternative, transferring and assigning to the Company all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other intellectual property rights therein.

4.20         Suppliers and Customers.  Schedule 4.20 sets forth (i) the ten principal suppliers of the Company during the fiscal period ended June 30, 2005, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during the fiscal period ended June 30, 2005, together with the dollar amount of goods and/or services sold by the Company to each such customer during each period.  Except as otherwise set forth in Schedule 4.20 the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 4.20 as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

4.21         Absence of Certain Business Practices.  Neither the Company, Stockholder nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

4.22         Transactions With Affiliates.  Except as set forth on Schedule 4.22 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with the Stockholder or any other officer, director or shareholder of the Company or any of their respective Affiliates.  Except as set forth on Schedule 4.22, neither the Stockholder nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

4.23         Other Information.  The information furnished by the Stockholder and the Company to GenuTec pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Stockholder and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF GENUTEC

Each of GenuTec, Merger Sub and SALLC hereby represents and warrants to the Company, the Stockholder and Ion that:

5.1           Corporate Existence and Qualification.  GenuTec is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana.  GenuTec has the power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign entity in the State of California, which is the only jurisdiction where the character of its properties or the nature of its business requires it to be so qualified.  Each of Merger Sub and SALLC are entities duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of Merger Sub and SALLC has been formed solely for the purpose of consummating the Mergers and has heretofore conducted no business and has no assets or liabilities, except as contemplated by this Agreement.  Each of Merger Sub and SALLC is duly qualified to do business and is in good standing as a foreign entity in the State of California, which is the only jurisdiction where the character of its properties or the nature of its business requires it to be so qualified.

5.2           Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by GenuTec, Merger Sub and SALLC (collectively, the “GenuTec Group”) and each has all requisite corporate power and legal capacity to execute and deliver this Agreement and all

Exhibits executed and delivered or to be executed and delivered by GenuTec in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Exhibits, and to perform its obligations hereunder and under the Exhibits.  The execution and delivery of this Agreement and the Exhibits and the performance of the transactions contemplated hereby and thereby will be duly and validly authorized and approved by all corporate and other action necessary on behalf of the GenuTec Group. This Agreement and each Exhibit Agreement to which the GenuTec Group or any member thereof is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the applicable member of the GenuTec Group, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.3           No Default or Consents.  Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(i)            violate or conflict with any of the terms, conditions or provisions of the articles of organization, members agreement, bylaws or regulations of any member of the GenuTec Group;

(ii)           violate any Legal Requirements applicable to any member of the GenuTec Group;

(iii)          violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to the GenuTec Group;

(iv)          result in the creation of any lien, charge or other encumbrance on any property of the GenuTec Group; or

(v)           require any member of the GenuTec Group to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

5.4           No Proceedings.  No suit, action or other proceeding is pending or, to GenuTec’s knowledge, threatened before any Governmental Authority seeking to restrain any member of the GenuTec Group or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against any member of the GenuTec Group, or their properties as a result of the consummation of this Agreement.

5.5           Capitalization and Ownership of GenuTec; Merger Sub and SALLC.

(a)           Schedule 5.5 sets forth as at the date of this Agreement (a) the authorized shares of capital stock of GenuTec, (b) the aggregate number of shares of GenuTec Common Stock issued and outstanding, (c) the number of options, warrants and other rights to purchase shares of GenuTec Common Stock that are issued and outstanding, and (d) the names of the stockholders of GenuTec owning more than 5% of its issued and outstanding Common Stock. .  Except as set forth on Schedule 5.5, there are no shares of capital stock or other equity securities of GenuTec authorized, issued or outstanding, and no shares of Common Stock are held in the GenuTec treasury.  All of the outstanding shares of GenuTec Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any: (i) preemptive or other rights of any Person to acquire securities of GenuTec, or (ii) applicable provisions of ERISA and (iii) applicable provisions of the Securities Laws.  Except as set forth on Schedule 5.5, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of GenuTec Common Stock.  Upon delivery by GenuTec at the Closing of certificates representing the Merger Stock, good and valid title to Merger Stock will pass to the Stockholder, free and clear of all Liens of any kind, other than those arising from acts of the Stockholder.  GenuTec owns and on the Closing Date will own: (A) 100% of the shares of capital stock of Merger Sub and (B) 100% of the members interest of SALLC.

(b)           The copies of the Articles of Incorporation and Bylaws of GenuTec provided to the Company are true, accurate, and complete and reflect all amendments made through the date of this Agreement.  GenuTec’s minute books made available to the Company for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of GenuTec taken by written consent or at a meeting since GenuTec’s inception.  All corporate actions taken by GenuTec have been duly authorized or ratified.  All accounts, books, ledgers and official and other records of GenuTec fairly and accurately reflect all of GenuTec’s transactions, properties, assets and liabilities.

(c)           Other than Merger Sub, SALLC and GenuTec Marketing, Inc., GenuTec does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity.

5.6           Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a)           On or before the Effective Time of the Mergers, GenuTec shall have delivered to the Company true and complete copies of (i) the audited statements of income, balance sheet and statements of cash flows of GenuTec and its business as of and for the years ended September 30, 2003 and September 30, 2004 and unaudited statements of income, balance sheet and statements of cash flows for the nine months ended June 30, 2005 (collectively, the “Financial Statements”).

(b)           All of such Financial Statements present fairly the financial condition and results of operations of GenuTec for the dates or periods indicated thereon.

(c)           Except for (i) the liabilities reflected on GenuTec’s balance sheet as of June 30, 2005 that has been provided to the Company, (ii) trade payables and accrued expenses incurred since July 1, 2005 in the ordinary course of business, none of which are material, (iii) executory contract obligations, and (iv) the liabilities set forth in Schedule 5.6(c) attached hereto, GenuTec does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(d)           Except as otherwise set forth in Schedule 5.6(d), the accounts receivable reflected on the June 30, 2005 balance sheet and all of GenuTec’s accounts receivable arising since June 30, 2005 arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle GenuTec to collect the accounts receivable in full.  Except as set forth in Schedule 5.6(d), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the June 30, 2005 Balance Sheet, no defense or set-off to any such account has been asserted by the account obligor or exists.

(e)           Except as otherwise set forth in Schedule 5.6(e), the inventory of GenuTec as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the June 30, 2005 balance sheet.  Except as otherwise set forth in Schedule 5.6(e), GenuTec’s Inventory is valued on the Company’s books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

(f)            Except as provided under the provisions of the agreements described in Schedule 5.6(f), GenuTec has and will have as of the Closing Date legal and beneficial ownership of its intellectual properties and other assets, free and clear of any and all Liens.

5.7           Absence of Certain Changes.

(a)           Except as otherwise set forth in Schedule 5.7(a) attached hereto, since June 30, 2005, there has not been:

(i)            any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, properties, financial condition or working capital of GenuTec;

(ii)           any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, properties or financial condition of GenuTec; or

(iii)          any material adverse change in GenuTec’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)           Except as otherwise set forth in Schedule 5.7(b) attached hereto, since June 30, 2005, GenuTec has not done any of the following:

(i)            merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)           purchased any securities of any Person;

(iii)          created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv)          made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of GenuTec or GenuTec’s business operations;

(v)           entered into, amended or terminated any material agreement;

(vi)          sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 5.7(b);

(vii)         settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)        incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $5,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 5.7(b));

(ix)           maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

(x)            adopted any employee benefit plans, programs or related agreements, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi)           suffered any extraordinary losses or waived any rights of material value;

(xii)          made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to GenuTec ;

(xiii)         (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect GenuTec’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv)        engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv)         declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi)        amended its charter or bylaws;

(xvii)       issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xviii)      committed to do any of the foregoing.

5.8           Compliance with Laws.  Except as otherwise set forth in Schedule 5.8, GenuTec is and has been in compliance in all respects with any and all Legal Requirements applicable to GenuTec , other than failures to so comply that would not have an adverse effect on the business, operations, prospects, properties or financial condition of GenuTec.  Except as otherwise set forth in Schedule 5.8, GenuTec (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, properties or financial condition of GenuTec, and (ii) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to GenuTec.  Without limiting the generality of the foregoing, GenuTec has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that GenuTec is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products or services on the Internet, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

5.9           Litigation.  Except as otherwise set forth in Schedule 5.10, there are no claims, actions, suits, investigations or proceedings against GenuTec pending or, to the Knowledge of GenuTec, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, properties or financial condition of GenuTec and there is no basis for any such claim, action, suit, investigation or proceeding.  Schedule 5.9 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 2002.

5.10         Transactions With Affiliates.  Except as set forth on Schedule 5.10 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled employee benefit plans , programs or agreements by employees, GenuTec has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any Senior Executive Officers (as defined in Section 6.16(b) below) or any other officer, director or shareholder of GenuTec or any of their respective Affiliates.  Except as set forth on Schedule 5.10, no Affiliate of GenuTec is indebted to GenuTec for money borrowed or other loans or advances, and GenuTec is not indebted to any such Affiliate.

5.11         Other Information.  The information furnished by GenuTec to the Company and the Stockholder pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by GenuTec at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

5.12         Compliance with Securities Laws.     The delivery of the Merger Stock by GenuTec to Stockholder and Ion and any Additional Merger Stock in exchange for the Subject Shares and cash is in compliance with and will not violate any Federal or State Securities Laws.

ARTICLE VI.  COVENANTS AND AGREEMENTS OF THE PARTIES

The Parties hereto do hereby covenant and agree, as follows:

6.1           GenuTec’s Access to Information and Properties; Notice of Changes.

(a)           The Company shall permit GenuTec and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, software engineers and other representatives of the Company at all times reasonably requested by GenuTec for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business and Properties.  The Company shall make available to GenuTec for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Stockholder, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.  Also, the Company shall allow GenuTec access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow GenuTec access to, and the right to inspect, such Properties.

(b)           The Stockholder shall promptly inform GenuTec in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Stockholder inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

(c)           GenuTec shall promptly inform the Stockholder in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

6.2           Company’s Conduct of Business and Operations.  The Company and the Stockholder shall keep GenuTec advised as to all material operations and proposed material operations relating to the Company.  The Company shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 4.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 4.7) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements.  Except as otherwise contemplated in this Agreement, the Company will use its best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

6.3           Asset and Liability Transfers.  Effective as of June 30, 2005, the Company and SBN shall have effected the Asset and Liability Transfers in a manner that shall be acceptable to GenuTec.  In such connection, the Company and the Stockholder shall furnish to GenuTec and its representatives copies of all agreements, deeds, bills of sale and other instruments of transfer and evidence of the specific assets and liabilities being transferred by SBN to the Company and by the Company to SBN, the Stockholder or any other Affiliate of the Stockholder.  Compliance by the Stockholder, his Affiliate and the Company with the provisions of this Section 6.3 is a material inducement to GenuTec consummating the transactions contemplated by this Agreement.

6.4           General Restrictions.  Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of GenuTec, which consent shall not be unreasonably withheld, the Company shall not:

(i)            declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

(ii)           merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;

(iii)          purchase any securities of any person;

(iv)          amend its charter or bylaws;

(v)           issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

(vi)          create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(vii)         make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(viii)        enter into, amend or terminate any material agreement;

(ix)           sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (A) in the ordinary course of business, or (B) pursuant to any agreement specified in Schedule 4.13;

(x)            settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xi)           other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 4.13);

(xii)          maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(xiii)         make any change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed or required to be listed on Schedule 4.19;

(xiv)        accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xv)         delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xvi)        allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(xvii)       adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

(xviii)      become a party to or bound by any of the arrangements described in Section 4.13(a), whether written or oral;

(xix)         engage in any one or more activities or transactions outside the ordinary course of business;

(xx)          enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or Stockholder contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

(xxi)         commit to do any of the foregoing.

6.5           Due Diligence Investigation.  GenuTec acknowledges that, as at the date of this Agreement, it has had an opportunity to complete a due diligence investigation, through its personnel, accountants, attorneys and other professionals of the assets, liabilities, properties, commitments, products, business, financial condition and prospects of the Company, both before and after giving pro forma effect to the Assets and Liabilities Transfers (the “Due Diligence Investigation”).  Between the date of this Agreement and the Effective Time of the Mergers (a) GenuTec and its representatives shall have an opportunity to continue to conduct and update its Due Diligence Investigation, and (b) nothing shall come to the attention of GenuTec or its representatives (including representatives of the source of Financing) that would reasonably lead such Persons to conclude that there has occurred any Material Adverse Effect.

6.6           Ensure Conditions Met.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Exhibits, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each Party’s obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such Party on or prior to the Closing.

6.7           Maintenance of Insurance Policies.  The Company shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect.

6.8           Casualty Loss.  If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at GenuTec’s election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to GenuTec so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

6.9           Employee Matters.

(a)           The Company shall permit GenuTec to contact and make arrangements with the Company’s employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company’s business, and the Company agrees not to discourage any such employees from consulting with GenuTec.

(b)           The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

6.10         Financing.  GenuTec has provided to the Stockholder and the Company a term sheet or commitment letter from one or more reputable financing source (the “Financing Commitment”), to evidence that the Company will have available not less than $6,982,500 of debt or equity financing (the “Financing”) that shall be used to pay the Cash Payment portion of the Merger Consideration.  GenuTec shall use its best efforts to obtain the Financing; provided, that the terms and conditions thereof shall be satisfactory in all respects to GenuTec and its board of directors.  The Parties hereto acknowledge that funding to GenuTec of the Financing under such Financing Commitment shall be conditional upon delivery of Audited Financial Statements of the Company that are satisfactory to both GenuTec and the lender or investor.

6.11         Minimum Adjusted EBITDA.  The earnings before interest, taxes, depreciation and amortization, as adjusted in accordance with the adjustments contained in the business valuation analysis dated March 24, 2005, prepared by Capital Asset Advisors (the “Adjusted EBITDA”) of the Company and SBN combined (as reflected on a confirmation by the auditors as to the Audited Financial Statements), for the fiscal year ended October 31, 2004 and the eight months ended June 30, 2005 (in each case, adjusted on a pro forma basis to give effect to the Assets and Liability Transfers), shall be not less than $4.3 million and $2.3 million, respectively.

6.12         No Shop.  From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Stockholder and the Company shall not, nor shall either of them permit any of the Company’s officers, directors, employees and other agents to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest for (a) a sale of securities or assets, merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement, or (b) any other transaction that would make it impossible or impracticable for GenuTec to consummate the Mergers and pay the Merger Consideration contemplated hereby.  The Stockholder and the Company shall immediately advise GenuTec of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.  Compliance with the provisions of this Section 6.12 is a material inducement to GenuTec consummating the transactions contemplated by this Agreement.

6.13         Consulting Agreement.  On the Closing Date, a three year Consulting Agreement between SALLC and SBN shall be entered into, pursuant to which SALLC shall engage the services of SBN and the Stockholder as Chief Executive Officer of SBN, for an annual fee of

$100,000, all pursuant to the Consulting Agreement in the form of Exhibit D annexed hereto, duly executed by SBN.

6.14         Payment of Transaction Expenses.  GenuTec shall be responsible for the audit of the Audited Financial Statements of the Company that shall be audited by independent accountants engaged by and acceptable to GenuTec.  Notwithstanding the foregoing, if for any reason, other than a breach of any of the material representations, warranties and covenants of the Stockholder or the Company contained in this Agreement, GenuTec shall be unable to consummate the Financing contemplated by Section 6.10 of this Agreement, GenuTec shall reimburse the Stockholder and the Company its accountable out-of-pocket costs and expenses of its legal counsel and internal accountants, up to a maximum amount not to exceed $50,000 in the aggregate.  On the Closing Date and at the Effective Time of the Mergers to be delivered simultaneously in connection with the Cash Payment of the Merger Consideration and to be delivered by wire transfer in readily available funds to a trust account identified by Clark & Trevithick prior to the Closing Date, GenuTec shall reimburse the Stockholder and the Company its accountable out-of-pocket costs and expenses of its legal counsel, Clark & Trevithick, as follows: (a) the first $27,000 of Clark & Trevithick’s legal fees shall be paid by GenuTec and delivered directly to Clark & Trevithick’s trust account; (b) the next $23,000 of Clark & Trevithick’s legal fees ($13,430.00 of which has already been paid by Stockholder, leaving a remaining amount due of $9,570.00) shall be payable by the Stockholder through a deduction from the Cash Payment of the Merger Consideration and such payment shall be made to Clark & Trevithick and delivered to Clark & Trevithick’s trust account.  As a result of the foregoing, the Cash Payment to be delivered to the Stockholder as of the Closing Date and at the Effective Time of the Mergers shall be (A) $6,982,500.00 minus (B) $9,570.00 equaling (C) $6,972,930 to be delivered by wire transfer in readily available funds to the an account specified by the Stockholder.

6.15         Registration of Merger Stock; Lockup Agreement.

(a)           Not later than ninety (90) days following the Effective Date of the Mergers, GenuTec shall file with the Securities and Exchange Commission a registration statement on Form SB-2 or Form S-1, as applicable (the “Registration Statement”) which shall include in the securities being registered for sale or resale under the Securities Act of 1933, as amended (i) the 3,491,250 shares of Merger Stock to be issued on the Effective Date of the Merger, and (ii) the potential maximum 3,491,250 shares of Additional Merger Stock that may be subsequently issued to the Stockholder or his designee(s) pursuant to Section 2.2 of this Agreement (collectively, the “Stockholder’s Registrable Securities”), and shall cause such Registration Statement to be declared effective by the SEC, as soon thereafter as is practicable.  The obligations of GenuTec under this Section 6.15 shall be reflected in the Registration Rights Agreement annexed hereto as Exhibit E and made a part hereof (the “Registration Rights Agreement”); which obligations may be discharged in the event that the Stockholder’s Registrable Securities are included in the Registration Statement filed with and declared effective by the SEC in connection with the IPO.

(b)           The Stockholder recognizes that it is in the best interests of GenuTec to raise equity capital in connection with the IPO or otherwise, and that the Stockholder’s ability to immediately resell the Stockholder’s Registrable Securities would have an adverse effect on such fund raising efforts.  Accordingly, the Stockholder agrees that, until a date that shall be twelve (12)

months from the Closing Date, none of the Stockholder’s Registrable Securities may be publicly sold or transferred without the prior written approval of GenuTec’s board of directors ( “Lock-Up Agreement”) if, and only if, GenuTec’s senior executive officers (including, but not limited to Leon Danna, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and Chief Operations Officer) (collectively, the “Senior Executive Officers”) are subject to the same Lock-Up Agreement.  In the event that, prior to the expiration of 12 months from the Closing Date, Lee Danna or any other Senior Executive Officers of GenuTec shall be relieved of such Lock-Up Agreement, the Stockholder shall likewise be relieved of his obligations under this Section 6.15(b).

6.16         Assignment of Intellectual Property.  In the event that the Stockholder or any Affiliate of the Stockholder shall invent, develop or obtain any Intellectual Property or Software related to the business of the Company, such Person shall, without payment of any additional consideration or royalty, assign all of such Intellectual Property and Software to the Company.   To the extent that the Stockholder or any other Affiliated Person shall have incurred costs or expenses in connection with obtaining or developing such Intellectual Property and Software, the same shall be subject to reimbursement by the Company, upon verification of the amount so expended.

ARTICLE VII.  CONDITIONS TO PARTIES’ OBLIGATIONS

7.1           Conditions to Obligations of the Company and the Stockholder.  The obligations of the Stockholder and the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Stockholder and the Company, to the satisfaction or waiver of the following conditions:

(a)             GenuTec shall have furnished Stockholder with a certified copy of all necessary corporate action on its behalf, including the filing of the Merger Sub Articles of Merger and the Company Articles of Merger (collectively, the “Articles of Merger”) with the Secretary of State of the State of Nevada approving the Mergers.

(b)             All representations and warranties of GenuTec, Merger Sub and SALLC contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and GenuTec shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by GenuTec, Merger Sub and SALLC at or prior to the Closing, including, without limitation, those set forth in Article VI hereof.

(c)             GenuTec shall have furnished to the Stockholder the Merger Consideration contemplated by Section 2.1 hereof.

(d)             As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or the Stockholder) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

(e)           GenuTec shall have executed and delivered to the Stockholder the Employment Agreement and the Registration Rights Agreement.

(f)              GenuTec shall have made the deliveries set forth in Section 3.3 above.

7.2           Conditions to Obligations of GenuTec.  The obligations of GenuTec to carry out the transactions contemplated by this Agreement are subject, at the option of GenuTec, to the satisfaction, or waiver by GenuTec, of the following conditions:

(a)           All representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Stockholder shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing, including, without limitation, those set forth in Article VI hereof.

(b)           As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of GenuTec) shall be pending or threatened before any court or governmental agency seeking to restrain GenuTec or prohibit the Closing or seeking Damages against GenuTec or the Company or its Properties as a result of the consummation of this Agreement.

(c)           Since the Balance Sheet Date and up to and including the Closing, there shall not have occurred any Material Adverse Effect.

(d)           Each of the Stockholder and the Company shall have furnished GenuTec with a certified copy of the Asset and Liability Transfers and all other necessary corporate or other action on its behalf approving the Company’s execution, delivery and performance of this Agreement.

(e)           All agreements, commitments and understandings between the Company and the Stockholder or any Affiliate thereof shall have been terminated in all respects on terms satisfactory to GenuTec, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by the Stockholder and his Affiliates and written evidence thereof satisfactory in form and substance to GenuTec shall have been delivered to GenuTec.

(f)            The continuation of GenuTec’s Due Diligence Investigation, and the results thereof shall not have revealed that any of the representations of the Company or the Stockholder set forth herein are untrue or incorrect in any material respect or that a Material Adverse Effect has occurred.

(g)           All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to GenuTec and its counsel, and GenuTec and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(h)           No proceeding in which GenuTec, the Stockholder or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(i)            The Company shall have complied with the minimum Adjusted EBITDA provisions of Section 6.11 above.

(j)            The Company shall have cash on hand as at the Closing Date of not less than $250,000 (less $28,225 to be paid to the Stockholder in respect of a security deposit retained by SALLC, and GenuTec acknowledges and agrees that Stockholder may make cash distributions out of the Company prior to the Closing Date so long as such forementioned $221,775 minimum requirement is met.

(k)           all trademarks and other Intellectual Property with respect to the SBN business shall have been transferred to the Company.

(l)            GenuTec shall have obtained the proceeds of the Financing for the transactions contemplated hereby on terms satisfactory to it in its sole discretion.

(m)          The Stockholder shall have made the deliveries contemplated by Section 3.2 of this Agreement.

ARTICLE VIII.   POST-CLOSING OBLIGATIONS

8.1           Further Assurances.  Following the Closing, the Company, the Stockholder and GenuTec shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement.

8.2           Publicity.  None of the Parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except as required by law (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and the Parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

8.3           Post-Closing Indemnities.

(a)           Subject to the provisions of Section 10.1, from and after the Closing, the Stockholder and Ion (solely with respect to Section 4.2) shall indemnify and hold harmless SALLC, as the Surviving Entity of the Company Merger, GenuTec and their Affiliates from and against any and all Damages arising out of, resulting from or in any way related to:

(i)            the breach of any of, the representations and warranties made by the Stockholder, the Company or Ion (solely with respect to Section 4.2) in this Agreement or in any document or certificate delivered by the Stockholder and/or the Company at the Closing pursuant hereto,

(ii)           the failure to perform or satisfy any of the covenants and agreements made by the Stockholder and/or the Company in this Agreement or in any document or certificate delivered by the Stockholder and/or the Company at the Closing pursuant hereto.

Any payment to be paid to SALLC, GenuTec and/ or its Affilicates by the Stockholder pursuant to the indemnification obligations under this Section 8.3 shall be offset against the Merger Consideration hereunder and shall constitute a reduction in such Merger Consideration provided that notice of a claim for indemnification is given to the Stockholder by the indemnified party pursuant to Section 10 hereunder and the Stockholder has put in writing to the indemnified party that he does not dispute or object to the payment to be made pursuant to such indemnification obligation.

(b)           Subject to the provisions of Section 10.1, from and after the Closing, GenuTec and SALLC shall indemnify and hold harmless the Stockholder and Ion from and against any and all Damages arising out of, resulting from or in any way related to:

(i)            the breach of any of, the representations and warranties made by GenuTec and/or SALLC in this Agreement or in any document or certificate delivered by GenuTec and/or SALLC at the Closing pursuant hereto,

(ii)           the failure to perform or satisfy any of the covenants and agreements made by GenuTec and/or SALLC in this Agreement or in any document or certificate delivered by GenuTec and/or SALLC at the Closing pursuant hereto.

8.4           Non-Competition, Non-Solicitation and Non-Disclosure.

(a)           General.  In consideration of the payment of the Merger Consideration, and in order to induce GenuTec to enter into this Agreement and to consummate the transactions contemplated hereby, the Stockholder and his spouse do each hereby covenant and agree as follows:

(i)            Without the prior written consent of GenuTec, neither the Stockholder nor any of his Affiliates shall for a period of five (5) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the voice messaging services business and enhanced services relating thereto or which competes or plans to compete in any way with the Company, GenuTec or any of its subsidiaries or Affiliates (including SALLC), anywhere in the world (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage  in any facet of the voice messaging services business and enhanced services relating thereto, or which competes or plans to compete in any way with GenuTec, the Company or any of its subsidiaries or Affiliates (including SALLC) within the Territory, or (C) utilize his special knowledge of the business of the Company and his or its relationships with customers, suppliers and others to compete with GenuTec and/or any of its Affiliates (including SALLC) in any business which engages or plans to engage in the business of providing voice messaging services and enhanced services relating thereto; provided, however, that nothing herein shall be deemed to prevent the Stockholder: (x) from directly or indirectly owning an interest in a telephone call center if and for so long as such business does not use the Software or otherwise compete with the business of GenuTec, the Company or any of its subsidiaries or Affiliates (including SALLC) described herein, or (y) from acquiring through market purchases and owning, solely as an investment, less than two (2%) percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any National Securities Exchange, so long as Stockholder is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.  The Stockholder acknowledges and agrees that the covenants provided for in this Section 8.4(a) are reasonable and necessary in terms of time, area and line of business to protect the good will and Intellectual Property of GenuTec and its Affiliates.  The Stockholder further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of GenuTec and its Affiliates, which include its interests in protecting their (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing business of GenuTec and its Affiliates.  Stockholder expressly authorizes the enforcement of the covenants provided for in this Section 8.4(a) by (A) SALLC, as successor-in-interest to the Company, (B) SALLC’s permitted assigns, and (C) any successors to the business of GenuTec and SALLC.  To the extent that the covenants provided for in this Section 8.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

(ii)           Without the prior consent of GenuTec, for a period of five (5) years from the Closing Date, neither the Stockholder nor his spouse shall directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity: (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of GenuTec, the Company or SALLC, unless such employee or former employee has not been employed by GenuTec, the Company or SALLC for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of GenuTec, the Company or SALLC, nor shall the Stockholder make known the names and addresses of such customers or any information relating in any manner to the trade or business relationships with such customers.

(iii)          Neither the Stockholder nor his spouse shall at any time divulge, communicate, use to the detriment of GenuTec, the Company or SALLC or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Company.  Any confidential information or data now known or hereafter acquired by the Stockholder with respect to GenuTec, the Company or SALLC shall be deemed a valuable, special and unique asset of GenuTec, the Company or SALLC (as applicable) that is received by the Stockholder or his spouse in confidence and as a fiduciary, and the Stockholder and his spouse shall remain a fiduciary to GenuTec, the Company or SALLC with respect to all of such information.

(b)           Injunction.  It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by either the Stockholder or his spouse or Affiliates of any or all of the covenants and agreements contained in this Section 8.4 may cause irreparable harm and damage to GenuTec in a monetary amount which may be virtually impossible to ascertain.  As a result, the

Stockholder recognizes and hereby acknowledges that GenuTec or its affected Affiliate(s) shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 8.4 by either the Stockholder, his spouse and/or his or her associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies GenuTec or its affected Affiliate(s) may possess hereunder, at law or in equity.  Nothing contained in this Section 8.4 shall be construed to prevent GenuTec or its affected Affiliate(s) from seeking and recovering from the Stockholder monetary damages sustained by it or them as a result of any breach or violation by the Stockholder of any of the covenants or agreements contained herein.

8.5           Board of Directors of GenuTec.  Within thirty (30) days of the Closing Date, GenuTec agrees to nominate and ensure the appointment of the Stockholder, subject to Stockholder’s acceptance, to serve as a member of the Board of Directors of GenuTec and each of its Subsidiaries and/or Affiliates, including but not limited to SALLC.  In the event that the Stockholder shall be elected and shall accept to serve as a member of such Boards of Directors stated above, prior to his taking office, GenuTec shall have obtained a Director & Officer liability insurance policy (the “D&O Policy”) that shall include the Stockholder as a beneficiary, in the aggregate amount of $10,000,000 for each Board of Director position for GenuTec and/or each of its Subsidiaries and/or Affiliates.  GenuTec will further undertake to provide in such D&O Policy coverage indemnifying the Stockholder in his capacity as an officer and/or Director of GenuTec and each of its Subsidiaries and/or Affiliates from any liability in the event the Stockholder shall exercise any one or more of his rights and remedies set forth in Section 2.2(g) of this Agreement as a result of GenuTec’s failure to comply with the Mandatory Redemption Obligation described in said Section 2.2(f), or GenuTec’s failure to deliver any Additional Merger Stock as described in Section 2.2(b).  In the event SALLC or any other limited liability company that is a subsidiary and/or Affiliate of GenuTec is not organized and structured as such to have a Board of Directors in which to elect the Stockholder to serve as a member of such Board, GenuTec and/or the applicable limited liability company shall nominate and appoint the Stockholder as a Manager (as such term is defined in the applicable limited liability company’s operating agreement) of SALLC and/or any other limited liability company that is a subsidiary and/or Affiliate of GenuTec and an insurance policy shall be obtained for the Stockholder for serving as an LLC Manager of SALLC or any other subsidiary or Affiliate limited liability company with the same terms and provisions as the D&O Policy described above in this Section 8.5.

ARTICLE IX.  TAX MATTERS

9.1           Representations and Obligations Regarding Taxes.  The Stockholder and the Company jointly and severally represents and warrants to and agrees with GenuTec, as follows:

(a)           Except as otherwise set forth on Schedule 9.1(a) hereto: (i) the Company and the Stockholder has filed all Tax Returns that it or he was required to file; (ii) all such Tax Returns were correct and complete in all respects; (iii) all Taxes owed by the Stockholder and/or the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid in full; (iv) neither the Stockholder nor the Company is currently the beneficiary of any extension of time within which to file any Tax Return; (v) no claim has ever been made by a taxing authority in a jurisdiction where the Company or the Stockholder does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (vi) there are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)           No director or officer (or employee responsible for Tax matters) of the Company expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority.  Schedule 9.1(c) lists all Federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit or in respect of which any written or unwritten notice of any audit or examination has been received by the Company.  Except as set forth on Schedule 8.1(c), no issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.  The Company has delivered to GenuTec correct and complete copies of all Federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2002.

(d)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code.  The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)            Schedule 9.1(f) sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):  (i) the basis of the Company in its assets; and (ii) the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover or excess charitable contribution of the Company.

(g)           The unpaid Taxes of the Stockholder or the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(h)           The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign tax law.

(i)            Except as set forth on Schedule 9.1(i), the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

(j)            Except as set forth on Schedule 9.1(j), the Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

(k)           The Company has never been an S corporation (within the meaning of Section 1361(a)(1) of the Code).

(l)            All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

(m)          All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 9.1(m), and there are no pending requests for any such rulings (or corresponding determinations).

(n)           The Stockholder and the Company shall grant to GenuTec or its designees access at all reasonable times to all of the Stockholder’s and the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date.  GenuTec shall (i) grant to Stockholder access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing

Date, and (ii) otherwise cooperate with Stockholder in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

(o)           The transfer of the Subject Shares to GenuTec pursuant to the terms of this Agreement will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(p)           Neither the Stockholder nor the Company has taken or will take any action that could result in a deemed election under section 338 of the Code with respect to GenuTec’s purchase of the Subject Shares.

(q)           GenuTec shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date.  The Stockholder shall pay to GenuTec within five (5) days after the date on which Taxes are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date.  For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

(r)            As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Code” means the Internal Revenue Code of 1986, as amended; “Company” means the Company, SBN and/or any other corporation that at any time has been a subsidiary or Affiliate of the Company in connection with the voice messaging business; “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

9.2           Indemnification for Taxes.

(a)           The Stockholder hereby agrees to indemnify, jointly and severally, GenuTec and its Affiliates, including, after the Closing, the Company (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Losses”) resulting from:

(i)            A final award and judgment granted to any taxing authority in a court of competent jurisdiction for (A) any Taxes of the Company allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date, and (B) any Taxes of the Company or any corporation that is or was a member of an Affiliated Group of which the Company was or is a member;

(ii)           A claim by any taxing authority for any Taxes arising from or occasioned by the Mergers and sale of the Company’s Stock pursuant to this Agreement; or

(iii)          Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article VIII.

(b)           Subject to the resolution of any Tax contest pursuant to Section 9.2(c), upon notice from GenuTec to the Stockholder that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 9.2(a), the Stockholder shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

(c)           (i)            If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Stockholder in writing of such fact.

(ii)           The Stockholder shall have the right and option (but not the obligation) to defend the Stockholder and/or the Indemnified Taxpayer against any claim made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer with counsel satisfactory to the Indemnified Taxpayer so long as the Indemnified Taxpayer is requested to pay the Tax claimed, the Stockholder will pay the Indemnified Taxpayer or the taxing authority, as appropriate, the full amount the Indemnified Taxpayer is required to pay.

(iii)          The Indemnified Taxpayer shall not settle any claim made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer for which the Stockholder is liable to indemnify without, in each instance, the prior written approval of the Stockholder; provided, however, that if the Stockholder shall object to any proposed settlement, thereafter, if requested by the Indemnified Taxpayer, the Stockholder shall assume, at his sole cost and expense, the defense of any such tax claim.  Each of the Indemnified Taxpayer and/or the Stockholder shall conduct the defense of the claim actively and diligently.

(iv)          Stockholder shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

(v)           If the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, Stockholder shall promptly pay the Indemnified Taxpayer in full for all Losses or Tax claims assessed against the Indemnified Taxpayer.  Conversely, the Indemnified Taxpayer shall promptly pay to Stockholder any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayers with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the taxing authority.  Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as Stockholder shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.

(vi)          If any of the conditions in Section 9.2(c)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, Stockholder in connection therewith), (B) Stockholder will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) Stockholder will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 9.2.

(d)           Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Stockholder under this Article IX shall survive the Closing until the end of the applicable statutes of limitations.  With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to Stockholder by providing written notice to Stockholder on or before the 90th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.

(e)           All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Stockholder when due, and Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, GenuTec will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X.   MISCELLANEOUS

10.1         Limitations on Liability.

(a)           The respective representations, warranties, agreements, and indemnities of the Company, the Stockholder and Ion (solely with respect to Section 4.2), on one hand, and of GenuTec and SALLC, on the other hand, as set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 10.1(b).

(b)           The Stockholder and Ion (solely with respect to Section 4.2) shall have no liability under this Agreement to indemnify under Section 8.3(a) and GenuTec and SALLC shall have no liability under this Agreement to indemnify under Section 8.3(b) against breaches of the provisions of the representations and warranties set forth in Article IV (the “Warranty Indemnities”), unless the Stockholder, Ion (solely with respect to Section 4.2) or GenuTec required to provide indemnification hereunder (individually and collectively, the “Indemnifying Party”) receives notice in writing from the party or parties entitled to receive indemnification hereunder (individually and collectively, the “Indemnified Party”) of the Indemnified Party’s claim under said indemnity on or before that date which shall be eighteen (18) months following the Closing Date (the “Warranty Indemnity Period”); provided, however, that the Warranty Indemnity Period and limitations shall not apply to

(i)            any breaches of or obligations under Article IX (with respect to Tax Matters) or breach of the representations and warranties contained in Section 4.7 (Employee Benefit Plans) or Section 4.17(b) (Environmental Matters) in which cases, such Covenant Indemnities and indemnities referred to in clause (i) above, shall survive for the applicable statutes of limitations.

(c)           The Indemnifying Party shall be obligated to indemnify as and to the extent set forth in Section 8.3 and 10.1 of this Agreement only if the aggregate of all of their liability under such indemnity obligations exceeds $50,000; it being understood that such $50,000 figure is to serve as a “deductible” (for example, if the indemnity claims for which the Indemnifying Party would, but for the provisions of this Section 10.1(c), be liable aggregate $75,000, the Indemnifying Party would then only be liable for the $25,000 amount in excess of the $50,000 deductible).

(d)  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the maximum liability of the Indemnifying Party in connection with the Warranty Indemnities or Covenant Indemnities under this Agreement exceed the $6,982,500 Cash Payment, unless such breach or violation shall constitute fraud, in which event the maximum liability of the Indemnifying Party shall be the entire $13,965,000 value of the Merger Consideration.

(e)           All claims by any Indemnified Party shall be asserted and resolved in accordance with the following provisions.  If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 10.1(b) has expired without such notice being given.  After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.  Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

(i)            take such action as the Indemnifying Party may reasonably request in connection with such action,

(ii)           allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(iii)          render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

10.2         Resolution of Disputes.

(a)           In the event of any dispute with respect to or pursuant to this Agreement, including but not limited to (i) any dispute or claim in respect of any Warranty Indemnities, Covenant Indemnities, other indemnities referred to in Section 8.3 (or third party claims or otherwise for which GenuTec or the Company shall seek indemnification under this Agreement, the Exhibits and schedules hereto, and (ii) any dispute or claim for which the Stockholder shall seek indemnification under this Agreement, the Exhibits and schedules hereto, the Parties shall in good faith seek to settle or compromise such dispute or claim.  In the event that any such dispute or claim cannot be settled or compromised, as aforesaid, within thirty (30) days of the other Party’s receipt of written notice of the subject claim, any Party may promptly thereafter submit the dispute to non-binding mediation before a mediator(s) in Los Angeles, California mutually acceptable to the Parties (the “Mediation”).  If such dispute shall not be appropriately resolved to the satisfaction of all Parties as a result of the Mediation, then any Party may submit the dispute to final and binding arbitration before a three-person panel of arbitrators who shall be appointed in accordance with the then prevailing Rules of the American Arbitration Association (the “Arbitration”).  In the event that it may reasonably be assumed that a dispute or claim shall not be settled or compromised by Mediation, as aforesaid, or in the event that it may not reasonably be expected that the claiming Party wait thirty (30) days before submitted the dispute to Arbitration, then a dispute or claim may be submitted as foresaid immediately.  Any such Arbitration shall be conducted in Los Angeles, California.  The panel of arbitrators shall be selected within sixty (60) days of submission of such dispute to Arbitration.  The Parties shall use their collective best efforts to promptly schedule and conduct the hearings before such arbitrators, with a view toward concluding such arbitration proceedings not later than ninety (90) days from the first submission of the dispute to arbitration.

(b)           In connection with any Arbitration pursuant to this Section 10.2, the arbitrators shall, as part of their award, allocate the fee of the Arbitration, including all fees of the arbitrators, the cost of any transcripts, and the Parties’ reasonable attorneys’ fees, based upon and taking into account the arbitrators’ determination of the merits and good faith of the Parties’ claims and defenses in the subject proceeding.

(c)           The decision and award of the arbitrators shall be final and binding upon the Parties hereto and shall be enforceable in any court of competent jurisdiction, including any court in the State of California.  Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

10.3         Confidentiality.

(a)           Prior to the Closing, GenuTec shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by GenuTec or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to GenuTec or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by GenuTec or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by GenuTec or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that GenuTec promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 10.3(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by GenuTec in bona fide discussions or negotiations with prospective lenders.

(b)           The Company and the Stockholder shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company and the Stockholder or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company and the Stockholder or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company and the Stockholder or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a non-confidential basis prior to its disclosure by the Company and the Stockholder or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company and the Stockholder or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly shall notify GenuTec of any disclosure pursuant to clause (iii) of this Section 10.3(b).

10.4         Brokers.  Regardless of whether the Closing shall occur, (i) the Stockholder and the Company shall indemnify and hold harmless GenuTec from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Stockholder in respect of the transactions contemplated by this Agreement, and (ii) GenuTec shall indemnify and hold harmless the Stockholder from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by GenuTec in respect of the transactions contemplated by this Agreement.

10.5         Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

IF TO GENUTEC, MERGER SUB
AND SALLC:
GenuTec Business Solutions, Inc.
6A Liberty Street, Suite 200
Aliso Viejo, California 92656
Attn: Lee Danna, CEO
Office: 800-223-1300
Fax No. 949-268-3175
With copies to:

Gersten, Savage, LLP
600 Lexington Avenue
New York, New York 10022
Attention: Stephen A. Weiss
Fax No. 212-980-5192
Email: sweiss@gskny.com

-and-

Stradling Yocca Carlson & Rauth
660 Newport Center Drive

Suite 1600
Newport Beach, CA 92660
Attention: Mark Skaist, Esq.
Fax No. (949) 823-5117

IF TO THE COMPANY, THE STOCKHOLDER	Johan Hendrik Smit Duyzentkunst,
OR ION:	Ion, and Smart Development Corp.
3230 Cornell Road
Agoura, California 91301
Office telephone: (702) 396-2523
Cell: (818) 917-6751

With a copy to:

Clark & Trevithick PC
800 Wilshire Boulevard, 12th floor
Los Angeles, CA 90067
Attn: Michael Wofford, Esq.
Fax No. (213) 624-9441
Email: mwofford@clarktrev.com

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder.  Notice given by personal delivery or registered mail shall be effective upon actual receipt.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours.  All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery.  Anything to the contrary contained herein notwithstanding, notices to any Party hereto shall not be deemed effective with respect to such Party until such Notice would, but for this sentence, be effective both as to such Party and as to all other persons to whom copies are provided above to be given.

10.6         Governing Law.  The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of California (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).  Each Party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of California, Orange County, in any action or proceeding arising out of or relating to this Agreement or any of the Exhibits, and each Party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of California. Each Party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Exhibits, and each Party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.7         Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8         Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party, provided, however, that nothing herein shall prohibit the assignment of GenuTec’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of GenuTec’s rights (but not obligations) to any lender.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.9         Remedies.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute or otherwise.

10.10       Exhibits and Schedules.  The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.  Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) GenuTec could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

10.11       Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12       References and Construction.

(a)           Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require.  References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b)           The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted.  Each of the Parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.13       Survival.  Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the Party or Parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

10.14       Attorneys’ Fees.  In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or parties shall be entitled to recover from the other Party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

10.15       Risk of Loss.  Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company’s assets, including without limitation the Properties, shall remain with the Company, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

10.16       Representative of the Company and the Stockholder.  Each of the Stockholder and the Company designates the Stockholder as its representative for all purposes under this Agreement, including receipt of disclosures, granting and/or executing consents or waivers, receiving notices and agreeing to and executing amendments and/or modifications to this Agreement.  Any such receipt, grant, agreement and/or execution by the Stockholder shall be valid and binding on the Company and the Stockholder.  The designation by the Company and the Stockholder of such representative may not be revoked without the written consent of GenuTec.

10.17       Prior Merger Agreement.    This Agreement represents the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supercedes in its entirety the Agreement and Plan of Merger, executed on July 14, 2005, which is hereby deemed to be null and void, ab initio.

ARTICLE XI.  DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article XI or elsewhere in this Agreement.

11.1         Affiliate.  The term “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person.  The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

11.2         Exhibits.  The term “Exhibits” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

11.3         Confidential Information.  The term “Confidential Information” shall mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Stockholder or of which Stockholder became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company.  Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

11.4         Contracts.  The term “Contracts,” when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a Party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

11.5         Damages.  The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

11.6         Financial Statements.  The term “Financial Statements” shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company’s business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

11.7         GAAP.  “GAAP” means U.S. generally accepted accounting principles.

11.8         Governmental Authorities.  The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

11.9         Hazardous Material.  The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

11.10       Inventory.  The term “Inventory” shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

11.11       Knowledge .  The term “Knowledge” shall mean the actual knowledge of the Stockholder or any of the other directors, officers or managerial personnel of the Company with respect to the matter in question, and such knowledge as the Stockholder or any of the other directors, officers or managerial personnel of the Company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

11.12       Legal Requirements.  The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or properties.

11.13       Material Adverse Effect.  The term “Material Adverse Effect” means any event or condition that could cause or could have a material adverse effect on the assets, liabilities, revenues, profits, financial condition, business, properties or business prospects of the Company.

11.14       Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

11.15       Person.  The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

11.16       Properties.  The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company.

11.17       Real Property.  The term “Real Property” shall mean the real property Used by the Company in the conduct of its business.

11.18       Regulations.  The term “Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

11.19       Subsidiary.  The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

11.20       Trade Secrets.  The term “Trade Secrets” shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

11.21       Used.  The term “Used” shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company’s business and operations, whether or not reflected on the Company’s books of account.

11.22       Working Capital.  The term “Working Capital” shall mean the difference between (i) the Company’s current assets, including accounts receivable, inventory, prepaid expenses and deposits, but excluding Available Cash, and (ii) the Company’s current liabilities, including accounts payable and accrued expenses, but excluding Funded Indebtedness, in each case calculated in accordance with GAAP.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Agreement and Plan of Merger as of the date first written above.

GENUTEC:

GENUTEC BUSINESS SOLUTIONS, INC.

By:	/s/ Lee Danna
Lee Danna, President and Chief Executive Officer

MERGER SUB:

SDI ACQUISITION CORP.

By:
Lee Danna, President and Chief Executive Officer

SALLC:

SMART DEVELOPMENT, LLC

By:	/s/ Lee Danna
Lee Danna, President and Chief Executive Officer

THE COMPANY:

SMART DEVELOPMENT CORP.

By:	/s/ Hans Smit
Hans Smit, President and Chief Executive Officer

THE STOCKHOLDER:
/s/ Johan Hendrik Smit Duyzentkunst
JOHAN HENDRIK SMIT DUYZENTKUNST

Accepted and Agreed:

/s/ Janneke Bakker-Smit Uyzentkunst
JANNEKE BAKKER-SMIT UYZENTKUNST,
as spouse of Johan Hendrik Smit Duyzentkunst

ION:

ION AUTOMATION SERVICES BV

By:	/s/ Olaf Geurs
Olaf Geurs, President